Exhibit 10.25

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

STRICTLY PRIVATE AND CONFIDENTIAL

February 13th 2024,

To: Gelteq Ltd

Nathan Givoni- CEO

From: ARC Group Limited

Abraham Cinta - CEO

FINANCIAL ADVISORY SERVICES IN CONNECTION WITH AN INITIAL PUBLIC OFFERING

This letter of engagement (the “Agreement”) sets forth the terms and conditions upon which Gelteq Limited (the “Company”) agrees to engage ARC Group Limited (“ARC”) collectively referred to as “Parties,” as its marketing and investment consultant as it progresses towards an Initial Public Offering (“IPO”) and beyond the IPO.

1. SCOPE OF THE ENGAGEMENT

ARC shall deliver the services outlined below:

1.1	Advisory Services

The ARC team provides thought leadership on corporate marketing and finance issues and develops structured solutions for our clients.

a)	Investment and financial strategies for the company up to the IPO and beyond, not limited to any pre-IPO funding arrangements and IPO investment options.

b)	Marketing strategies for the company up to the IPO and immediately preceding it.

It is expressly understood and agreed that ARC shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that ARC need not perform each of the above referenced tasks in order to receive the fees described in section 5. It is further understood that ARC’s tasks may not be limited to those enumerated in this paragraph. The Company acknowledges that ARC is not a registered broker-dealer, and thus cannot raise capital. Each Party agrees that ARC is not intended to be a “promoter” as defined in Rule 405 of the Securities Act of 7933, as amended, and that neither party believes ARC is not a “promoter” as defined in Rule 405. ARC further agrees that it shall not take any actions, including any described herein, that could, based on the totality of the circumstances, reasonably be determined to qualify it as a “promoter.”

2. MANAGEMENT PARTICIPATION IN THE ENGAGEMENT

The Company agrees to furnish or caused to be furnished to ARC such financial and/or operational information regarding the IPO and this engagement that ARC may request. The Company warrants that the information furnished shall be, to the best of its knowledge and belief, substantially correct. ARC shall utilize all such financial and/or operational information only in the manner authorized under this Agreement and for no other purpose.

In addition to providing the required information, the Company will also be responsible for the following:

●	Working closely with the engagement team of ARC;

●	Providing information and responding to document requests on a timely basis; and

●	Informing ARC of any contacts made directly and affecting the progress of this

●	engagement and/or the services undertaken by ARC.

3. INDEMNIFICATION

The Company hereby indemnifies and holds ARC and its partners, principals, agents, consultants and employees (the “Indemnified Parties”) harmless from and against any losses, claims, damages or liabilities (or actions in respect thereof) to which and Indemnified Party may become subject as a result of or in connection with ARC rendering services hereunder unless it is finally judicially determined that such losses, claims, damages or liabilities were caused by fraud, willful misconduct or gross negligence on the part of that Indemnified Party in performing its obligations under this Agreement.

This indemnification shall be in relation to any losses incurred by the Indemnified party resulting from any misrepresentation by the Company. In the event that full indemnification is not available to the Indemnified Parties as a matter of law, then their aggregate liability shall be limited to the total fees collected for the services rendered and, in any event, shall be limited by a final adjudication of their relative degree of fault and benefit received.

4. TERMS OF ENGAGEMENT

The term of the engagement shall begin upon execution of this Agreement and shall last until the completion of the IPO by the Company or, (ii) June 30, 2024, whichever date is soonest.

5. FEES

The professional fees and remuneration associated with the Project and payable to ARC are detailed below:

Advisory Services Fee

Upon the closing of the Company’s initial public offering, the Company agrees to pay ARC a cash payment of USD$100,000 and 20,000 shares with an issue price of USD$5.00 per share for services rendered to assist the Company’s marketing efforts. Fees are owed if the IPO occurs before June 30, 2024.

5.1. Expenses (including those charged by third parties other than ARC)

All the services providers introduced by ARC will be directly engaged by the Company.

The Company has the ultimate decision power to proceed or reject the engagements.

5.2. Payment Terms

Payments to ARC shall be made by the Company within five (5) working days after receiving an invoice from ARC. All potential bank charges related to the remitting bank in relation to the bank wire transfer is payable by the Company. ARC will accept the following currencies: United States Dollars. Upon receipt of the Company’s decision, ARC the Advisor will apply the conversion rate in force on the date of invoicing. By default, all invoices will be sent in USD. In accordance with our policies, should any invoice remain unpaid for more than 45 (forty-five) days, we reserve the right to defer providing any additional services until all outstanding invoices are paid in full. Amounts past due 30 (thirty) days from the invoice date will incur a finance charge of 1% (one percent) per month. ARC shall not be responsible for the impact on the Company of any delay that results from such nonpayment by the Company.

5.3. Payment Details

USD Dollars through ARC ’s entity in Hong Kong:

[*****]

Bank branch code: [*****]

Swift code: [*****]

Bank Address: [*****]

Account name: ARC GROUP LIMITED

6. ADDITIONAL ENGAGEMENT TERMS

6.1. Non-Solicitation

During the period commencing on the Effective Date and ending two years following the Termination Date, the Company shall not, without the ARCs prior written consent, directly or indirectly; (i) solicit or encourage any person to leave the employment or other service of ARC or its Affiliates; or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the two years period following the termination of that person’s employment with ARC or its Affiliates.

6.2. Marketing

The Company hereby grants ARC permission to use its name and deal information on its website, brochure and any other marketing materials as deemed fit by ARC with the express permission of the Company. Nevertheless, ARC is prohibited from sharing the Company’s confidential information with the public and may remove specifics that the Company reasonably requests to keep confidential.

7. CONFIDENTIALITY

All information of this Agreement as well as all information provided by the Company to ARC, or that may arise from the services provided during the existence of this Agreement and after its termination shall be maintained confidential. Any NDA’s signed between the parties hereto shall serve as a complement to this clause.

8. DISPUTE RESOLUTION

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”).

9. GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

[Signature Page to follow]

Agreed and accepted for and on behalf of

Gelteq Ltd

/s/ Nathan Givoni
Name:	Nathan Givoni
CEO

Agreed and accepted for and on behalf of

ARC Group Limited

/s/ Abraham Cinta
Name:	Abraham Cinta
CEO

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